Exhibit 99.2

For Information: Scott Lamb
Telephone: (713) 332-4751	January 28, 2005

KAISER ALUMINUM FILES TERM SHEET CONCERNING RESOLUTION OF
PERSONAL INJURY CLAIMS

                         HOUSTON, Texas, January 28, 2005 — Kaiser Aluminum has filed with the U.S. Bankruptcy Court for the District of Delaware a term sheet executed on January 26 between Kaiser and other parties concerning the resolution and treatment of personal injury claims and demands within the context of a Plan of Reorganization (POR) that the company expects to file within the next several months.

                         The term sheet was filed as an attachment to a proposed amendment to Kaiser’s pending Intercompany Settlement Agreement (ISA), which is the subject of Bankruptcy Court hearings scheduled to begin on February 1. As a result of the execution of the term sheet, the proposed amendment, and certain other agreements, all parties either have withdrawn or will withdraw their objections to the ISA.

                         Parties to the term sheet, in addition to Kaiser, are the Unsecured Creditors Committee, the United Steelworkers of America, the Pension Benefit Guaranty Corporation, the Official Committee for Asbestos Claimants, the Representative for Future Asbestos Claimants, and the Representative for Future Silica and Coal Tar Pitch Volatiles Claimants.

     Broadly speaking, the term sheet contains the following elements:

•	The company’s POR will provide for the creation of a trust or trusts that will be funded as described and will assume the liability for covered personal injury claims (as defined), with appropriate channeling injunctions pursuant to Sections 524(g) and Section 105 of the Bankruptcy Code to become effective upon confirmation of the POR.

•	Covered personal injury claims include asbestos claims and demands, silica claims and demands, coal tar pitch volatiles claims and demands, and noise-induced hearing loss claims.

                         Assets to be contributed to the trust(s) will include:

•	Proceeds from future postpetition insurance settlements for covered personal injury claims, through the effective date of the POR, together with the amounts currently held in Court-established escrow accounts;

•	Rights to proceeds under certain insurance policies as to covered personal injury claims;

•	Assumption by the trust(s) of the responsibility for and right to control litigation and settlement of insurance coverage litigation for covered personal injury claims after consummation of Kaiser’s POR;

•	$13 million in cash from the company;

•	Distributions in respect of 75% of the prepetition, unsecured intercompany claim held by Kaiser Finance Corporation (KFC) against Kaiser Aluminum & Chemical Corporation (KACC), which shall be in the form of equity of the reorganized Kaiser Aluminum;

•	100% of the stock of a subsidiary of KACC, whose sole asset will be a piece of real property that produces modest rental income.

                         The term sheet also expressly acknowledges that there are conditions precedent to the POR, including Bankruptcy Court approval of the proposed ISA with the proposed amendment to the ISA, and that there are other terms of the pending POR that have not been agreed upon by certain of the parties. In addition, the proposed amendment to the ISA is subject to approval by the lenders under the company’s current Debtor-in-Possession credit facility.

                         Kaiser Aluminum (OTCBB:KLUCQ) is a leading producer of fabricated aluminum products and owns interests in alumina and primary aluminum.

F-1009

Company press releases may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. Actual events could differ materially from those reflected in the forward-looking statements contained in this press release as a result of various factors, including but not limited to those relating to approval of the Intercompany Settlement Agreement, as amended, by the U. S. Bankruptcy Court for the District of Delaware and approval of the amendment to the Intercompany Settlement Agreement by the lenders under the company’s current debtor-in-possession credit facility. As a result, no assurance can be given as to whether or when the Intercompany Settlement Agreement, as amended, will become effective, as to when Kaiser Aluminum will file a plan of reorganization, or as to the ultimate resolution and treatment of personal injury claims and demands pursuant to the terms of any such plan of reorganization.